EXHIBIT 10.17

WINLAND ELECTRONICS, INC.
COMPENSATION ARRANGEMENTS FOR DIRECTORS
AS OF MARCH 1, 2005

As of March 1, 2005, the directors of Winland Electronics, Inc. (the “Company”) who are not employees of the Company receive the following compensation:

     Fees. Each director receives a monthly retainer of $1,000 and $1,000 for attendance at each Board meeting and each Audit Committee meeting and $500 for attendance at each Compensation Committee or Nominating/Governance Committee meeting. In addition, the Chairman of the Board receives an additional annual retainer of $20,000, payable monthly, and the chairman of each committee receives an additional fee of $500 for attendance at a committee meeting.

     Equity. Pursuant to the Company’s 1997 Stock Option Plan (the “1997 Plan”), each non-employee director receives an automatic five-year nonqualified option to purchase 5,000 shares of Common Stock upon (i) the date of initial election and (ii) the date of re-election or the date of a meeting of shareholders at which directors are elected and such director’s term of office continues after such meeting. No director shall receive more than one option pursuant to the formula plan in any one fiscal year. All options granted pursuant to these provisions are granted at a per share exercise price equal to 100% of the fair market value of the Common Stock on the date of grant, and they are immediately exercisable. Subject to shareholder approval at the 2005 annual meeting of shareholders, the Board has adopted the 2005 Equity Incentive Plan (the “2005 Plan”), pursuant to which the non-employee directors will be entitled to automatic option grants similar to the 1997 Plan , except that the options will be for 5,500 shares and will have a ten-year term. In addition, non-employee directors are eligible for discretionary option grants under the 1997 Plan and discretionary grants of options, restricted stock, stock appreciation rights, performance shares and performance units under the 2005 Plan. Upon shareholder approval of the 2005 Plan, no further options will be granted under the 1997 Plan.